Exhibit 99.1

   Cytec Announces Restructuring of Polymer Additives Product Line;
           Expects Actions to Be Accretive to 2007 Results

    WEST PATERSON, N.J.--(BUSINESS WIRE)--June 30, 2006--Cytec Industries (NYSE:CYT) announced today a restructuring of its polymer additives product line. The restructuring actions include permanently shutting down the manufacturing operations for two older technology polymer additive light stabilizer products produced at the manufacturing facility in Botlek, the Netherlands. Production of CYASORB(R) UV-5411 light stabilizer will be consolidated at Cytec's Willow Island, West Virginia facility. The remaining production of CYASORB(R) UV-1084 light stabilizer is expected to cease by the end of the third quarter and Cytec will exit this product line. The shutdown of the polymer additive production in Botlek included a full review of the support and commercial infrastructure at the site and as a result of these actions approximately 65 positions will be eliminated. An estimated pre-tax restructuring charge of $21.7 million will be included in our full year 2006 results of which $13.7 million relates to a non-cash write-off of polymer additive assets at our Botlek site with the majority of the balance being severance related.
    David Lilley, Chairman, President and Chief Executive Officer commented, "Market conditions for these two products have continued to deteriorate. Our manufacturing people in Botlek have done an excellent job in improving operations but even after those efforts the products are not profitable. Our commercial and technology staff have done some tremendous work in growing the technologically differentiated products of polymer additives and this restructuring will help us focus even more effort in replacing the older technology with these important new products. We believe these actions will improve the earnings of the polymer additives product line and enhance the competitive position of the Botlek site which will continue to produce water treatment chemicals, acrylamide, CYREZ(R) and specialty additives. We expect these actions to be accretive to earnings per share in 2007."

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products with pro forma sales in 2005 of approximately $3.2 billion. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining, plastics and water treatment. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

    CONTACT: Cytec Industries
             Investment Community:
             David M. Drillock, 973-357-3249
             or
             Media:
             Gail Petersen, 973-357-3319